Exhibit 10.1

Worldwide Headquarters 243 Daniel Webster Highway Merrimack, NH 03054 Phone: +1 603.883.5200 Fax: +1 603.598.0430 www.gtat.com

June 4, 2014

Mr. Kanwardev Raja Singh Bal

GT Advanced Technologies Inc.

243 Daniel Webster HighwayMerrimack, New Hampshire 03054

Dear Raja:

We are providing this letter to you to confirm your rights under Article Eight of the Amended and Restated Certificate of Incorporation of GT Advanced Technologies Inc. (the “Company”) as in effect as of the date hereof (the “Company Indemnity Provisions”).  In consideration of your prior and continuing service to the Company, the Company agrees that your rights under the Company Indemnity Provisions to be indemnified to the full extent authorized by law and to advancement of expenses are contract rights that shall be incorporated into this letter agreement.  The Company further confirms that your rights under the Company Indemnity Provisions shall continue after you cease to be an officer of the Company.  Any repeal or modification of the Company Indemnity Provisions shall be prospective only and shall not in any way diminish your rights or the Company’s obligations under the Company Indemnity Provisions with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.  This letter agreement shall be governed by the laws of the State of Delaware and may not be amended or modified except by an instrument in writing signed by both parties hereto.

If you agree with the foregoing, please acknowledge by executing a copy of this letter and returning it to the Company.

Very truly yours,

GT ADVANCED TECHNOLOGIES INC.

/s/ Hoil Kim
Name:	Hoil Kim
Title:	Vice President, Chief Administrative Officer and General Counsel

Accepted and Agreed to:

By:	/s/ Kanwardev Raja Singh Bal

Name: Kanwardev Raja Singh Bal